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Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
[*], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ASSET PURCHASE AGREEMENT

BETWEEN

AGILENT TECHNOLOGIES MANUFACTURING GMBH & CO. KG

AND

FLEXTRONICS INTERNATIONAL GERMANY
GMBH & CO KG

Contract No. M1-06-003

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT ("Agreement"), is dated and executed on March 31st, 2006 by and between AGILENT TECHNOLOGIES MANUFACTURING GMBH & CO. KG, a German limited partnership, ("Seller"), located in 71034 Boeblingen, Herrenberger Str. 130 and FLEXTRONICS INTERNATIONAL GERMANY GMBH & CO KG., a German limited partnership, located in 33106 Paderborn, Heinz-Nixdorf-Ring 1 ("Buyer").

W I T N E S S E T H:

        WHEREAS, Seller is engaged through its Semiconductor Test Solutions business unit ("STS") in the business of manufacturing a variety of manufacturing test systems; and

        WHEREAS, Buyer's affiliated entity, Flextronics Telecom Systems Ltd. and Seller's affiliated entity, Agilent Technologies International Sarl ("ATIS"), have executed a Global Manufacturing Services Agreement with an effective date of March 2nd, 2006 ("MSA") under which Buyer manufactures products based on requirements provided by ATIS or an Eligible Buyer, as defined in the MSA (including Seller), and sells the manufactured products to ATIS or an Eligible Purchaser (including Seller); and

        WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer certain assets specified herein that, together with certain additional assets and licenses to be conveyed in parallel by Seller's affiliates under the relevant framework, are necessary for Buyer to render the manufacturing and related services described in the MSA, subject to the terms and conditions set forth herein; and

        WHEREAS, Seller will permit Buyer access to and use of certain of Seller's facilities in Boeblingen, Germany, pursuant to certain terms and conditions; and

        NOW, THEREFORE, in consideration of the promises and mutual covenants of the parties hereto, it is hereby agreed as follows:

1.     PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

        1.1    Transfer of Assets.    On the basis of the representations, warranties, covenants and agreements set forth in this Agreement on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer free and clear of all Encumbrances (except to the extent such Encumbrances constitute Assumed Liabilities or Permitted Liens), and Buyer shall purchase and acquire from the Seller, the assets that are generally described below and more specifically identified on Schedule 1.1(collectively, the "Assets"), as follows:

          (a)   The Seller's right, title and interest in and to the equipment, machinery, tools and other tangible personal property identified on Schedule 1.1(a) (collectively, the "Equipment") and all warranties and guarantees, if any, express or implied, existing for the benefit of the Seller in connection with the Equipment or the Assets to the extent transferable to Buyer as well as Equipment, not normally included in inventory, that are used or held for use from the Transferred Employees principally in connection with their job (desks, pencils, calculators, etc.);

          (b)   The agreements identified on Schedule 1.1(b) (collectively, the "Assigned Contracts");

          (c)   The Seller's right to goods and services and all other economic benefits to be received subsequent to the Closing Date arising out of prepayments and payments by the Seller prior to the Closing Date to the extent related to the Assets and identified in Schedule 1.1(c) (collectively, the "Prepaid Assets"); and

        1.2    Excluded Assets.    Buyer will acquire only the Assets listed in Schedule 1.1. All other assets of Seller which are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Seller after the Closing Date. This applies explicitly to "Agilent Property" as defined in the MSA and which might be handed over from Seller to Buyer.

        1.3    Closing.    The transfer of the Assets shall take place on June 1st, 2006 (the "Closing Date") provided that the transaction contemplated by this Agreement has been approved by the German Federal Antitrust Authorities (Bundeskartellamt) without being subject to limitations or conditions (Auflagen oder Bedingungen), except for those limitations and conditions which Buyer and Seller jointly accept in writing (the "Closing Condition"). Provided that this Closing Condition is fulfilled

          (a)   Seller and Buyer shall execute on the Closing Date a closing confirmation which shall confirm in writing both the transfer of the Assets as well as the date such transfer took place, and

          (b)   Seller shall transfer to Buyer the Sellers' records, files and other data, relating to the Assets or copies thereof, where originals are not available.

        1.4    Assumed Liabilities.    On the Closing Date Buyer assumes by way of assumption of debt (im Wege der befreienden Schuldübernahme) and agrees to pay, perform and discharge, upon the terms and subject to the conditions of this Agreement, only the liabilities and obligations attributable to the Assets to the extent they accrue and arise subsequent to the Closing Date including but not limited to:

          (a)   Payments that become due after the Closing Date under the contracts and agreements specified on Schedule 1.1(c); and

          (b)   All Buyer's liabilities and obligations for any Taxes and expenses described in Section 9.3(a).

        The liabilities and obligations assumed by Buyer in accordance with this Section 1.4 are sometimes hereinafter referred to as the "Assumed Liabilities". For avoidance of doubt, Assumed Liabilities do not include liabilities which are covered under sec. 5 (Transferred Employees).

        1.5    Retained Liabilities.    Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities shall not include, and Buyer shall not be required to assume or to perform or discharge any Liabilities of Seller not included as an Assumed Liability, all of which shall be retained by the Seller ("Retained Liabilities"). It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Assumed Liabilities shall not include any liabilities arising from product warranties given by Seller to third parties, or for products liability arising from products sold to third parties by Seller before the Closing Date.

2.     PAYMENT OF PURCHASE PRICE

        2.1    Purchase Price and Payment.    In consideration for the sale and transfer of the Assets and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date assume the Assumed Liabilities as provided in Section 1.4 hereof, and in exchange shall transfer to Seller an aggregate amount equal to US $ 1,100,000.00, (subject to final physical inventory to be jointly conducted and agreed by the parties on US GAAP basis) the "Purchase Price". The Purchase Price is understood to be a net amount without deduction of any applicable Taxes or other charges. Payment will be made within forty-five (45) days after Closing Date and the receipt of a respective invoice.

        2.2    Allocation of Purchase Price.    The consideration for the Assets shall be allocated among the Assets as set forth in Schedule 2.2. Seller and Buyer agree and covenant that such allocation was reached on arm's length.

3.     REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of Seller.    Seller hereby represents and warrants to Buyer as of the date hereof as follows:

          (a)    Due Organization; Good Standing and Power.    Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own and sell the Equipment to be sold hereunder. Seller has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby to be entered into by it and to perform its obligations hereunder and there under. Seller is duly authorized, qualified or licensed to do business and is in good standing in each of the jurisdictions in which its right, title or interest in or to any of the Assets held by it requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the operation or use of the Assets, or on the ability of the Seller to perform its obligations under this Agreement or any other agreement contemplated hereby (a "Material Adverse Effect").

          (b)    Authorization and Validity of Agreement.    The execution, delivery and performance by Seller of this Agreement and any other agreements contemplated hereby and the consummation by it of the transactions contemplated hereby and thereby have been duly and validity authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When executed and delivered as provided in this Agreement, each other agreement contemplated hereby will be a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

          (c)    No Conflict.    The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice to be made by Seller under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Seller, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not, individually or in the aggregate, have a Material Adverse Effect and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the creation of a lien, charge or encumbrance upon any Asset.

          (d)    Undisclosed Liabilities.    Except as specifically disclosed herein or in the Seller Disclosure Schedules, the Assets do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected, reserved against or otherwise disclosed on Seller's balance sheet prepared in accordance with U.S. GAAP.

          (e)    Condition of Assets.    Except as would not have a Material Adverse Effect, all tangible Assets are in good operating condition and state of repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are currently used by Seller.

          (f)    Personal Property.    All the personal property included in the Assets is owned by Seller free and clear of all Liens other than Permitted Liens and Liens that will be released at or prior to the Closing Date. All Permitted Liens and Liens against the Assets are disclosed in Schedule 3.1(f). Immediately on the Closing Date, Buyer will have good and valid title to all the personal property included in the Assets, other than leased personal property, free and clear of any Lien other than Permitted Liens and Liens created by, or arising as a result of the ownership of the Assets by, Buyer. For purposes of this Agreement, "Lien" shall mean any security interest, charge, pledge, equity or encumbrance of any kind other than tax liens, mechanics' liens. For purposes of this Agreement "Permitted Liens" means (i) any Liens reflected in the selected financial information, (ii) any Liens that do not materially interfere with the use of the Assets, (iii) any Liens for taxes and assessments not yet past due or which are being contested in good faith, (iv) any Liens created by, through or under the Buyer or its Affiliates or Buyers, or (v) with respect to Equipment, materialmen's warehousemen's, mechanics' and other Liens arising by operation of Law in the ordinary course of business for sums not due.

          (g)    Litigation.    There is no claim, suit, arbitration, action or proceeding pending or, to Seller's knowledge, threatened, against or affecting Seller or the Assets which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, order, injunction, writ or ruling of any court or other governmental authority or any arbitrator outstanding against Seller which, individually or in the aggregate, has had or which would reasonably be expected to have a Material Adverse Effect.

          (h)    Labor Matters.    With respect to Transferred Employees (as defined under Section 5.1), Seller is and has been in compliance in all material respects with all applicable domestic laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave and occupational safety and health requirements, has not and is not engaged in any unfair labor practice, and no claims or investigations are pending or, to the Seller's knowledge, threatened with respect to such laws, either by private individuals or by government agencies. Seller is not a party to any labor agreement with respect to Transferred Employees with any union.

          (i)    Tax Matters.    Seller has timely filed all Tax Returns and paid, deposited or reserved on its financial statements or books and records all Taxes in respect of Tax Returns required to have been filed with respect to the Assets and related business operations or appropriate extensions therefore have been properly obtained. There are no Liens or similar encumbrances on the Assets relating to or attributable to Taxes, except for Taxes not yet due and payable. Seller has no knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any lien against the Assets. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, transfer, net worth, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

          (j)    Compliance With Laws.    Seller is in compliance in all material respects with each Law and Governmental Authorization that is applicable to it and the ownership or use of any of the Assets. No event has occurred and no condition or circumstance exists that could reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any Law or Governmental Authorization, the violation or failure of which could reasonably be expected to have a Material Adverse Effect on the Assets.

          (k)    No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 3.1, neither Seller nor any other person or entity makes any express or implied representation or warranty on behalf of Seller.

        3.2    Representations and Warranties of Buyer.    Buyer represents and warrants to Seller as of the date hereof as follows:

          (a)    Due Organization; Good Standing and Power.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby to be entered into by it and to perform its obligations hereunder and thereunder. Buyer has all requisite corporate power to own, lease and operate all of its properties and assets and to carry on its business as now being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or under any other agreement contemplated hereby.

          (b)    Authorization and Validity of Agreement.    The execution, delivery and performance by Buyer of this Agreement and any other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. No other corporate or stockholder action is necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and any other agreement contemplated hereby and the consummation by Buyer of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When executed and delivered as provided in this Agreement, each other agreement contemplated hereby to be executed and delivered by Buyer will be a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

          (c)    No Governmental Approvals or Notices Required; No Conflict with Instruments to Which Buyer Is a Party.    Subject to the clearance by the German Federal Antitrust Authorities the execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer, except for such violations the occurrence of which, and such consents, approvals, filings or notices the failure of which to obtain or make, would not materially impair the ability of Buyer to perform its obligations hereunder or under any other agreement contemplated hereby and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer under, the charter or by-laws of Buyer or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for such conflicts, breaches, terminations, defaults, accelerations or liens which would not materially impair the ability of Buyer to perform its obligations hereunder or under any other agreement contemplated hereby.

          (d)    Legal Proceedings.    There is no litigation, proceeding, tax audit or governmental investigation pending or, to the knowledge of Buyer, threatened which seeks to question, delay or prevent the consummation of, or would materially impair the ability of Buyer to consummate the transactions contemplated hereby.

          (e)    Access to Funds.    Buyer has, or has immediate access to, and will have on the Closing Date, sufficient cash to meet its obligations under Section 2.2.

          (f)    No Other Representations or Warranties.    Except for the representations and warranties contained in this Section 3.2, neither Buyer nor any other person or entity makes any express or implied representation or warranty on behalf of Buyer.

        3.3    Expiration of Representations and Warranties.    Each representation and warranty of Buyer and Seller made pursuant to this Agreement shall survive for a period of twelve (12) months following the

Closing Date regardless of any investigation made at any time by or on behalf of either party, and thereafter neither party may make any claim for any breach of such representations and warranties.

4.     TRANSACTIONS PRIOR TO CLOSING DATE.

        4.1    Inspection; Confidentiality.

          (a)   Buyer shall have inspected the Assets prior to the Closing Date. Buyer agrees that it will, and will cause its Representatives to, continue to treat all information so obtained from Seller as "Confidential Information" under the MSA.

          (b)   Notwithstanding Section 4.1(a) and the information provided to Buyer after the date hereof, Buyer hereby acknowledges that it has made its own determinations with respect to the Assets and the Assumed Liabilities and acknowledges and agrees that the Asset are sold"as is", without any further warranty.

        4.2    Further Actions.    Subject to the terms and conditions hereof, Seller and Buyer agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts: to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Seller as are necessary for the consummation of the transactions contemplated hereby, to effect all necessary registrations and filings; and to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Seller and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents. Each party to this Agreement shall bear its own costs in connection with the actions referred to in this provision.

        4.3    Validity of MSA.    It is the understanding of the Parties that the legally binding signature of the MSA shall be a precondition for the validity and enforceability of this Agreement and all terms referred to herein and defined in the MSA shall have the meaning as ascribed therein.

        4.4    Notification.    Each party shall notify the other party and keep it advised as to any litigation or administrative proceeding pending and known to such party or, to its knowledge, threatened against such party which challenges the transactions contemplated hereby and any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement.

5.     TRANSFERRED EMPLOYEES

        5.1    Transferred Employees, Employment Conditions.    Seller and Buyer agree that all employees listed in Schedule 5.1 and that do not object to the transfer of their employment relationship from Seller to Buyer after receiving the information according to Section 5.2 (hereinafter "Transferred Employees") shall transfer from Seller to Buyer pursuant to Section 613a German Civil Code (Bürgerliches Gesetzbuch, BGB) as of Closing Date. Seller and Buyer agree that this is a transfer of undertaking and Section 613a German Civil Code shall be applicable.

        5.2    Cooperation.    Buyer and Seller agree to cooperate in giving the Transferred Employees timely full information as required pursuant to Section 613a German Civil Code. Buyer will provide all information reasonably necessary for Seller to inform and consult with its works council.

        5.3    Intended Termination of Employees; Seller's warranty.    The parties acknowledge that Seller considered a plan as early as three years ago to reduce the workforce of the relevant German operation and to move production capacity from Germany to Asia. However, more recently, following the decision of Seller's parent Agilent Technologies, Inc. to spin off its world-wide Semiconductor Test Business and its publicly stated intent to transfer it into the newly formed organisation established under the Verigy name, Agilent Technologies further decided to outsource low end manufacturing of this business on a world-wide basis and to move respective production capacity to Asia. The parties came to the conclusion that Buyer shall implement the decision to move the respective German production capacity to Asia, subject to the terms of this agreement and related agreements. Seller warrants and represents that none of the Transferred Employees enjoys special contractual termination protection, others then the disclosed termination protection in accordance with the old-age security agreement ("Alterssicherungsvereinbarung") as listed in Schedule 5.3. Seller shall be liable for additional costs directly related to and/or arising out of the old-age security agreement relating to the Transferred Employees.

          (a)   Seller acknowledges that Buyer will transfer within twelve (12) months as of the Closing Date, the part of the 93k production line, which has fully transferred from the R&D environment to production environment and which is considered as "the matured product", to China. In consequence, this part of the 93k production line will be shut down and approx. 60 positions will no longer be required and the respective Transferred Employees will have to be terminated effective to the end of the 12 months term.

          (b)   Seller and Buyer further agree, that if within twenty-four (24) months as of the Closing Date, the remaining NPI / High End Manufacturing operation in Böblingen will be downsized or shut down and relocated upon Seller's request, part or all of the approx. 40 remaining positions will no longer be required and the respective remaining Transferred Employees (approx. 40) (the "Remaining Transferred Employees") may have to be terminated effective to the end of the twenty-four (24) months term.

        5.4    Seller's Indemnity for Redundancy Costs

          (a)   Prior to the Closing Date, Seller will enter into a reconciliation of interest and transfer social plan (Interessensausgleich und Sozialplan) to be attached as Schedule 5.4 (a) with Seller's works council providing all Transferred Employees with severance packages comparable to those agreed in the reconciliation of interest and transfer social plan "Restrukturierung der Infrastrukturbereiche" at Agilent Technologies Deutschland GmbH. The reconciliation of interest and transfer social plan shall further take into account the implementation of the business decision referred to in Sec. 5.3 above. The reconciliation of interest and transfer social plan shall stipulate that relating to costs for a transfer company (Beschäftigungs- und Qualifizierungsgesellschaft, "BQG"), only the employer contribution is guaranteed and budgeted for, meaning that any governmental subsidy, currently granted pursuant to Secs. 216a, b SGB III), is subject to respective availability. It is understood by both parties that Seller will support Buyer regarding setup and administration of a transfer company available for the eligible Transferred Employees. The term of the reconciliation of interest and transfer social plan shall be forty-eight (48) months. Seller agrees to constantly keep informed Buyer on the progress made in the negotiations with the works council and to furnish to Buyer any drafts or minutes of meeting and shall further allow Buyer to comment and eventually agree with the conditions of the reconciliation of interest and transfer social plan. Buyer agrees to honor the obligations under the interest transfer social plan.

          (b)   Seller agrees to assume all liabilities related to the termination of the Transferred Employees, including any costs/employers contribution relating to the transfer company, in accordance with the following conditions:

      (i)
      For those of the Transferred Employees that are affected by the relocation of the part of the production referred to in Sec. 5.3 (a), Seller shall assume full liability for any related redundancy costs, provided termination of employment of Transferred Employees will be effective within twelve (12) months following the Closing Date, except if Buyer is prevented to relocate due to either Agilent's request to extend this operation or any part of thereof in Böblingen, or due to labor related disputes in which case the time period will be extended accordingly.

      (ii)
      For Remaining Transferred Employees that are affected by the shutdown or reduction of the part of the production referred to in Sec. 5.3 (b), Seller shall assume full liability for any related redundancy costs, provided that termination of employment of Remaining Transferred Employees will be effective within twenty-four

        (24) months following the Closing Date, except if Buyer is prevented to shutdown due to labor related disputes in which case the time period will be extended accordingly. In this case, Seller agrees to reimburse Buyer any redundancy payments made by Buyer to the Remaining Transferred Employees in excess of US $ 1,500.000.00.

          (c)   Any agreement of settlement conditions in or outside a court with Transferred Employees or Remaining Transferred Employees that trigger costs over and above the reconciliation of interest and transfer social plan (Schedule 5.4 (a)) requires the prior consent of Seller. In the case of lawsuits initiated by Transferred Employees or Remaining Transferred Employees, Buyer shall not undertake any action without prior consent of Seller. Liabilities which occur in such respect without the aforesaid involvement of Seller will solely be born by Buyer.

          (d)   Seller shall not be obliged to pay any redundancy cost if for reasons solely attributable to Buyer the employment of Transferred Employees or Remaining Transferred Employees will be terminated due to reasons not covered under sec. 5.4 (b) (i), (ii) hereto.

          (e)   In order to secure the payment obligations in Section 5.4 (b) above, Seller agrees to provide Buyer with the estimated severance costs for the approx. 60 Transferred Employees according to Sec 5.4.(a) above. The aforesaid amount will be paid at Closing Date to a Trustee account. The payment shall only be used for redundancy cost as described above. Any remaining funds (including interest) will be paid back to Seller, seventeen (17) months after the Closing Date the latest.

        5.5    Treatment of Time-Off Accounts and Pension Obligations to Buyer

          (a)   As of the Closing Date, time-off accounts existing and earned by the Transferred Employees will be transferred to and assumed by Buyer. Seller shall calculate the equivalent cash value of the time-off account for the Transferred Employees in accordance with Seller's audited accrual practices. Seller guarantees the accurateness of such calculation and agrees to indemnify Buyer in case of any shortfall related thereto. Time-Off accounts (including the corresponding cash value) of the Transferred Employees are listed in Schedule 5.5 (a).

          (b)   Buyer agrees to assume the pension obligations for the Transferred Employees existing at the Closing Date as listed in Schedule 5.5 (b). The pension schemes will remain unchanged. Furthermore, Seller shall cause Watson Wyatt GmbH, Munich to calculate the total present value of the pension schemes on an US GAAP basis (ABO) according to the same assumptions Seller is using for its own accounting purposes.

          (c)   At Closing Date Seller shall transfer to a Buyer associated CTA ("Contractual Trust Arrangement") 80% of the aggregate amount of (i) the cash value of the time-off accounts referred to in Section 5.5 (a) and (ii) of the aggregate value of the pension obligations for the Transferred Employees referred to in Section 5.5 (b). Within thirty (30) days after the Closing Date Buyer and Seller will agree upon the accurateness of the calculated amounts and Seller will transfer the remaining amounts. In the case that the paid 80% exceed the actual aggregate amount, Buyer will pay back the exceeding amount within thirty (30) days after Closing Date to Seller. The payments shall only be made under the pre-condition that the paid amounts will be treated as plan assets in the meaning of US GAAP in the aforesaid CTA. Seller has the right to review the plan documentation of the CTA prior to payment.

6.     SOFTWARE

        The software identified on Schedule 6 (the "Software") is necessary to use the Assets to perform the services described in the MSA. Any use of the Software is subject to the license terms as agreed upon in the MSA. Seller hereby does not transfer any title in and to the intellectual property rights to the Software or grants any license thereto to Buyer. During the term of the MSA Seller will provide necessary support of the Software identified on Schedule 6 to ensure that the services described in the

MSA can be provided by Buyer. The costs for such services will be charged by Seller to ATIS, subject to a separate agreement between ATIS and Seller.

7.     SELLER'S CONTINUED SUPPORT.

        In the event the assets and resources transferred to Buyer are insufficient to proper manufacturing and sale of the Products described in the MSA, Buyer will notify Seller and will present reasonable proof that will support this determination along with a proposed plan to address any deficiency in a technically efficient and commercially reasonable manner. Seller shall be liable for the cost and/or contractual impact of these deficiencies. The costs for such services will be charged by Seller to ATIS, subject to a separate agreement between ATIS and Seller.

8.     ACCESS AND USE OF SELLER FACILITY.

        On or before the Closing Date Seller and Buyer shall enter into a lease agreement according to the terms set forth in Appendix R of Exhibit Q to the MSA and shall be attached hereto as Schedule 8.

9.     TRANSACTIONS AND ACTIVITIES

        9.1    Further Agreements.    Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Assets and to deal with the contents of such communications in any proper manner. Seller shall promptly deliver to Buyer any mail or other communication received by them after the Closing Date pertaining to the Assets and any cash, checks or other instruments of payment to which Buyer is entitled. Buyer shall promptly deliver to Seller any mail or other communication received by it after the Closing Date pertaining to the assets and liabilities described in Sections 1.2, 1.4 and 1.5, and any cash, checks or other instruments of payment in respect thereof.

        9.2    Asset Returns.    In the event Buyer receives any assets of Seller that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the services to be provided by Buyer under the MSA, Buyer agrees to return such assets to Seller at Seller's expense within thirty (30) days as of the date Buyer becomes aware thereof. In the event that, following the Closing Date, Seller receives any assets that were intended to be, but were not, transferred pursuant to this Agreement on the Closing Date, Seller shall promptly notify Buyer to such effect and shall comply with its obligations in respect thereof contemplated by Section 1.5.

        9.3    Certain Tax Matters.

          (a)   Any transfer, documentary, sales, use, value-added, excise or other Taxes assessed upon or with respect to the transfer of the Assets to Buyer and any recording or filing fees with respect thereto shall be paid by Buyer. Seller and Buyer assume that the Purchase Price shall not be subject to Value Added Tax ("VAT") pursuant to Section 1 (1a) of the German Value Added Tax Act. In the case that the German tax authorities assess VAT at a later point in time, Seller agrees to issue to Buyer a corrected invoice in accordance with the German Value Added Tax Act.

          (b)   Any Taxes assessed upon, or with respect to the ownership of, the Assets prior to the Closing Date shall be paid by Seller. Seller hereby indemnifies and agrees to hold Buyer harmless from, and against and in respect to any such Taxes (including interest and penalties).

10.   MISCELLANEOUS

        10.1    Public Announcements.    Prior to the Closing Date, no news release or other public announcement pertaining in any way to the transactions contemplated by this Agreement will be made by either party without the prior consent of the other party, except as may be required by applicable law, court process or by obligations of such party or its Affiliates pursuant to any listing agreement with any national securities exchange.

        10.2    Expenses.    Subject to the provisions of Section 9.3, whether or not the transactions contemplated by this Agreement are completed, each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, attorneys' fees and accountants' fees.

        10.3    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied (followed with confirmatory notice by overnight courier) or if mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

      If to Seller:

        Agilent Technologies Manufacturing GmbH & Co. KG
        Herrenberger Str. 130
        71034 Boeblingen, Germany
        Attention:         Managing Director

      With a Copy to:

        Agilent Technologies, Inc.
        395 Page Mill Road
        Palo Alto, California 94306
        Attention:         General Counsel

      If to Buyer:

        Flextronics International Germany GmbH & Co. KG
        Heinz-Nixdorf-Ring 1
        33106 Paderborn
        Attention:         Managing Director

      With a Copy to:

        Flextronics International
        305 Interlocken Parkway
        Broomfield, Colorado, 80021 USA
        Attention:         General Counsel

        or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy, on the third business day after the mailing thereof or on the first day after delivery by overnight courier.

        10.4    Entire Agreement.    This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

        10.5    Binding Effect; Benefit.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        10.6    Assignability.    This Agreement shall not be assignable by Seller without the prior written consent of Buyer, which consent shall not be unreasonably withheld. This Agreement shall not be assignable by Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller and Buyer shall remain bound by all the terms of this Agreement and no such assignment shall relieve Seller and Buyer of its obligations and liabilities hereunder. Any purported assignment in violation of this Section 10.6 shall be null and void. Buyer agrees that Seller assigns all and any rights and obligations out of this Agreement to Verigy Germany GmbH, located in

Böblingen and registered under HRB 6167 in the commercial register of Boeblingen or any other legal entity of the Agilent Technologies Group.

        10.7    Amendment; Waiver.    This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing Date hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        10.8    Disclosure Schedules and Exhibits.

          (a)   No reference to or disclosure of any item or other matter in any Disclosure Schedule or exhibit to this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule or exhibit and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. No reference in any Disclosure Schedule or exhibit to this Agreement to any agreement or document shall be construed as an admission or indication to any third party that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in any Disclosure Schedule or exhibit to this Agreement relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

          (b)   The Disclosure Schedules or exhibits to this Agreement and the information and disclosures contained in the Disclosure Schedules and exhibits to this Agreement are intended only to qualify and limit the representations, warranties and covenants of the applicable of Seller or Buyer contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

          (c)   Disclosure in any section of any Disclosure Schedule or exhibit to this Agreement shall be deemed to have been set forth in all other applicable sections of the Disclosure Schedules or exhibits to this Agreement where the applicability of such disclosure is reasonably apparent to such other sections notwithstanding the omission of any cross-reference to such other section in the Disclosure Schedules or exhibits to this Agreement.

        10.9    Other Covenants.    To the extent that any consents needed to assign to Buyer any of the Assets have not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then Seller and Buyer, if required under applicable law, shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and if in the reasonable judgment of Buyer such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective Affiliates to cooperate, in any lawful arrangement designed to provide for Buyer the benefits under any such Assets.

        10.10    Section Headings; Table of Contents.    The section headings contained in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        10.11    Severability.    If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

        10.12    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        10.13    Applicable Law.    This Agreement shall be governed by, and interpreted in accordance with German law.

        10.14    Arbitration.    All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt am Main. The arbitral tribunal consists of three (3) arbitrators. The language of the arbitral proceedings is English. Prior to commencing arbitration by either party, the parties shall in good faith try to find an amicable solution in accordance with the (internal) dispute resolution procedure stipulated in the MSA.

        10.15    Specific Performance.    Buyer and Seller agree that the Assets constitute unique property. There is no adequate remedy at law for the damage which either party might sustain for failure of the other party to consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. Each party agrees that, in the event of a breach of this Agreement, the non-breaching party shall be entitled to specific performance by the breaching party of its obligations hereunder.

        10.16    Schedules.    The Schedules referred to in this Agreement shall become an essential part of this Agreement. The Schedules shall be agreed upon and introduced as soon as reasonably possible after the signature of this Agreement by the Parties, but no later than the closing date.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AGILENT TECHNOLOGIES MANUFACTURING GMBH & CO. KG
By:	/s/ HANS-JUERGEN WAGNER
Name:	Hans-Juergen Wagner
Title:	Managing Director
FLEXTRONICS INTERNATIONAL GERMANY GMBH & CO KG
By:	/s/ EDGAR SCHRADER
Name:	Edgar Schrader
Title:	Managing Director
By:	/s/ UWE SCHMIDT-STREIER
Name:	Uwe Schmidt-Streier
Title:	Managing Director

LIST OF SCHEDULES TO AGREEMENT

Schedule 1.1 Assets
Schedule 1.1(a) Equipment: Included in Schedule 1.1
Schedule 1.1(b) Assigned Contracts: None.
Schedule 1.1(c) Prepaid Assets: None.
Schedule 2.2 Allocation of Purchase Price: Included in Schedule 1.1
Schedule 3.1(f) Permitted Liens: None.
Schedule 5.1 Transferred Employees
Schedule 5.3 Old Age Security Agreements
Schedule 5.4(a) Reconciliation of Interest and Transfer Social Plan
Schedule 5.5(a) Time-Off accounts
Schedule 5.5(b) Pension Obligations
Schedule 6 Software
Schedule 8 Lease Agreement

Schedule 5.1: Mitarbeiterliste (derzeitiger Planungsstand)

PersNr	Bereich Flex	Sub-Cluster	aktuelle Funktion	Modellgruppe	Gruppe Jobfamily
[*]	[*]	[*]	[*]	[*]	[*]

Schedule 5.3

Hewlett-Packard GmbH
P.O. Box 1430
71004 Böblingen

telephone (07031) 14-0
telefax (07031) 14-29999

COPY FOR PERSONAL FILE/
PLEASE RETURN TO THE HUMAN RESOURCES DEPARTMENT IN CHARGE

Böblingen, December 22, 1998

Dear.....

The management and Central Works Council have made a special arrangement providing security for staff over 53 (earnings security/protection against termination of employment).

Because you were a permanent employee of HP as of December 31, 1998 and are at least 40 years of age or joined HP prior to December 31, 1982, you receive earnings security as well as added protection against termination of employment when you turn 53.

I.
Earnings security

  The basic monthly salary which you received for the month in which you turned 53 including all benefits but not including remuneration for overtime or special bonuses such as, for instance, vacation bonus or profit-sharing, is being secured (security amount). For staff with variable remuneration, 100% of the target salary is secured.

  If you have already turned 53, your current monthly salary including all benefits is being secured.

2.
Protection against termination of employment

2.1
Regular termination of employment

    Your employment can only be terminated for an important reason after you turn 53. By way of exception to this arrangement, it is also possible for your job to be regularly terminated for business reasons after you turn 53 if

    -
    Termination is based on a social plan (irrespective of whether on a voluntary or mandatory basis or whether such has been forwarded by a conciliation board);

    -
    Or if the preconditions for receiving retirement benefits under the statutory retirement scheme have been met.

    If the statutory retirement scheme is to be reduced because of an early retirement arrangement, HP will compensate the amount of this reduction by 50% of said amount for a period of 10 years. This compensation shall be provided in the form of a one-time payment at the time when you leave the company and shall be limited to 4 monthly salaries.

  2.2
  Notice to change and amend employment agreements

    Notice to change and amend employment agreements is only possible for business reasons and subject to the requirement that a job having the same status can be offered to you in the same office you are presently working or in which you will be working when you turn 53. A job is only deemed to have the same status

    -
    if the work corresponds to the same pay categorization in the HP salary system and at least the same earnings can be attained with the new job,

    -
    the qualification required for the job is commensurate with your training, experience and past activities,

    -
    and the working time at the new job does not exceed that of your current job

    If a commensurate job is not available in the office at which you are employed, a job at this office which is categorized one salary group lower in accordance with the HP salary system can also be offered to you. The income you have earned to date will definitely be maintained through the earnings security arrangement.

    You will be offered the changed working conditions at least 3 months prior to the pronouncement of the change in your employment agreement in order to provide you an opportunity to apply for a commensurate position throughout HP.

    At sites with fewer than 200 permanent staff members, notice to change and amend employment agreements which involve a change in the work site are possible if staff members are notified as to this need in writing and no solution can be found for this site within a period of 12 months. In any case staff members will be provided at least 12 months to apply for a commensurate job throughout HP: HP is obligated to its staff to offer them a commensurate job in the German HP organization during this period.

    We shall consult the works council at least one month before the point in time of the written announcement of the need to take on another job at the current job site or change work sites and intensively search for solutions together with the works council.

Please confirm that you agree with this arrangement by signing and returning the enclosed copies. If you have any questions, the Human Resources Department in charge will be glad to be of assistance.

Best regards,

Signed Fritz Schuller

Consent provided by:
Date signature of staff member

Schedule 6 Software

1    Agilent or Supplier provided:

        Production tools and production test tools: e.g.

  •
  [*]
  •
  [*]
  •
  [*]

QIS/FTS

2    Flextronics responsibility:

  3rd party software (e.g. Microsoft suite...)
  Unix for Workstations used in production

QuickLinks

  Exhibit 10.5
ASSET PURCHASE AGREEMENT BETWEEN AGILENT TECHNOLOGIES MANUFACTURING GMBH & CO. KG AND FLEXTRONICS INTERNATIONAL GERMANY GMBH & CO KG Contract No. M1-06-003
ASSET PURCHASE AGREEMENT
W I T N E S S E T H
LIST OF SCHEDULES TO AGREEMENT